PURCHASE AND SALE AGREEMENT

                         AND JOINT ESCROW INSTRUCTIONS

                                  dated as of
                                  JUNE 9, 1997

                                 by and between

                          MBK SENIOR PROPERTIES, LTD.,

                                   as Buyer,

                                      and

                            SENIOR INCOME FUND L.P.,

                                   as Seller

                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS


                THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into as of June 9, 1997 (the "Execution Date"), by and between MBK SENIOR PROPERTIES, LTD., a California limited partnership ("Buyer"), and SENIOR INCOME FUND L.P. (formerly known as Shearson Lehman Senior Income Fund Limited Partnership), a Delaware limited partnership ("Seller"), for the purpose of setting forth the agreement of the parties and of instructing Stewart Title Guaranty Company ("Escrow Agent"), with respect to the transactions contemplated by this Agreement. All capitalized terms used and not defined in the text of this Agreement shall have the meanings ascribed thereto on Exhibit "A" attached hereto.

	R E C I T A L S

                A. Shearson August Property Partnership, a California general partnership (the "August Partnership"), was the owner of a fee simple interest in each of the following: (i) that certain parcel of real property located in the City of Torrance, County of Los Angeles, State of California, as more particularly described on Exhibit "B" attached hereto and upon which the congregate care facility commonly known as "Pacific Inn" is located (the "Pacific Parcel"); (ii) that certain parcel of real property located in the City of Anaheim, County of Orange, State of California, as more particularly described on Exhibit "C" attached hereto and upon which the congregate care facility commonly known as "Nohl Ranch Inn" is located (the "Nohl Parcel"); and
(iii) that certain parcel of real property located in the City of Van Nuys, County of Los Angeles, State of California, as more particularly described on Exhibit "D" attached hereto and upon which the congregate care facility commonly known as "Prell Gardens" is located (the "Prell Parcel").

                B. Pursuant to the Ocean Lease, the August Partnership leased that certain parcel of real property located in the City of Santa Monica, County of Los Angeles, State of California, as more particularly described on Exhibit "E" attached hereto and upon which the congregate care facility commonly known as "Ocean House" is located (the "Ocean Parcel").

                C. Seller and August Financial Partners II, a California general partnership ("Financial"), were the sole general partners of the August Partnership. Seller has heretofore acquired all of Financial's interest in the August Partnership and has thereby become the sole partner of the August Partnership. As a result, the August Partnership dissolved and title to the assets of the August Partnership vested in Seller, as the sole partner.

                D. Seller now desires to sell, transfer and convey to Buyer, and Buyer now desires to acquire and purchase from Seller, the interest of Seller in each of the Properties, upon and subject to the terms and conditions set forth in this Agreement.

                               A G R E E M E N T

                NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree, and instruct Escrow Agent, as follows:

1.	AGREEMENT TO PURCHASE AND SELL.

                Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to acquire and purchase from Seller, the interest of Seller in each of the Properties, upon and subject to the terms and conditions set forth herein.

2.	PURCHASE PRICE.

		The Purchase Price shall be determined and payable as follows:

		2.1  Deposit.

                        2.1.1 Delivery of Deposit. Upon the Opening of Escrow, Buyer shall deposit into Escrow the Deposit by wire transfer of immediately available funds payable to the order of Escrow Agent.

                        2.1.2 Investment of Deposit. Escrow Agent shall invest the Deposit in insured money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as Buyer may instruct from time to time, provided that such investments are federally issued or insured and maintained in an account at an institution with offices in Los Angeles County, California, where such account or accounts will be maintained. At the Closing, the Deposit shall be paid to Seller and credited against the Purchase Price. In the event that the sale of the Properties is not consummated for any reason, then the Deposit shall be held and disbursed in accordance with this Agreement. Seller shall not be responsible for, nor shall Seller bear the risk of loss of, the Deposit and Seller shall not be responsible for the rate of return thereon.

		2.2  Purchase Price.

                        2.2.1 Payment. At the Closing, Buyer shall pay the Purchase Price to Seller, by wire transfer of immediately available funds, net of all prorations and adjustments as provided herein.

                        2.2.2 Credit. On the Closing Date, Buyer shall receive as a credit to the Purchase Price: (i) an amount equal to the sum of one-half of all documentary transfer, stamp, sales and other taxes related to the transfer of the Properties; and (ii) an amount equal to the cost of the Prell Upgrade, which amount shall be reasonably determined by the parties hereto, in good faith, in writing on or before the Closing Date and shall not exceed $170,000.00. In the event that Buyer and Seller are unable to agree upon the cost of the Prell Upgrade in accordance with the terms hereof on or prior to the Closing Date, then such amount shall be deemed to be $170,000.00.

3.	OPENING OF ESCROW.

                On or before the third (3rd) Business Day after the Execution Date, Buyer and Seller shall cause a purchase and sale escrow ("Escrow") to be opened with Escrow Agent (the "Opening of Escrow") by delivery to Escrow Agent of the following: (i) two (2) copies of this Agreement and (ii) the Deposit. Escrow Agent shall promptly deliver to Buyer and Seller written notice of the date of the Opening of Escrow. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as the Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided.

4.      ACTIONS PENDING CLOSING.

		4.1  Due Diligence Period.

                        4.1.1  Due Diligence.  Subject to the terms of Section
4.2 hereof, at all reasonable times during the Due Diligence Period, Buyer, its agents and representatives shall be entitled at Buyer's sole cost and expense to: (i) enter onto the Properties during normal business hours, upon reasonable advance notice to Seller and, at Seller's election, accompanied by a representative of Seller, to perform any reasonable inspections, investigations, studies, tests and assessments of the Properties, including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental tests; and (ii) examine and copy any and all Property Records. The parties hereby acknowledge that Seller has delivered to Buyer a copy of each of the Environmental Reports.

                        4.1.2 Due Diligence Termination Right. Buyer shall have until the Due Diligence Termination Date to either: (i) terminate this Agreement (by delivering written notice of such termination to Escrow Agent and Seller) if Buyer determines in its sole and absolute discretion that any of the Properties are not acceptable to Buyer (in which case Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or (ii) notify Seller and Escrow Agent in writing ("Buyer's Diligence Objection Letter") of any objections that Buyer may have, in Buyer's sole and absolute discretion, regarding any Property. Buyer's Diligence Objection Letter, if any, shall include a description of each specific object ed cure for each objection. Seller shall have no obligation to cure or correct any matter objected to by Buyer. However, on or before the fifth (5th) day following Seller's receipt of Buyer's Diligence Objection Letter, Seller may elect, by delivering written notice of such election to Buyer and Escrow Agent ("Seller's Diligence Letter"), whether or not to cure (or cause to be cured) any matters objected to in Buyer's Diligence Objection Letter. If Seller timely elects to cure (or cause to be cured) any matters objected to in Buyer's Diligence Objection Letter, Seller may also elect in Seller's Diligence Letter to extend the Closing Date up to sixty (60) days to allow Seller a reasonable period of time to cure (or cause the cure of) such objections. If Seller fails to deliver Seller's Diligence Letter within the time frames set forth above, it shall be deemed to be an election by Seller not to cure (or cause to be cured) such objections. If Seller elects not to cure (or cause to b e cured) any such objections, then Buyer must elect, by delivering written notice of such election to Seller and Escrow Agent on or prior to the fifth (5th) day after Buyer's receipt of Seller's Diligence Letter, to: (a) terminate this Agreement (in which case Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or (b) proceed to a timely Closing whereupon such objected to matters shall be deemed to be accepted by Buyer. In the event that Buyer fails to make such election on a timely basis (or Buyer fails to deliver either written notice of termination of this Agreement or Buyer's Diligence Objection Letter on or before the Due Diligence Termination Date in accordance with the terms hereof), then Bu yer shall be deemed to have waived its right to terminate this Agreement pursuant to the terms of this Section 4.1.2 and shall be deemed to have elected to proceed to a timely Closing in accordance with clause (b) of the preceding sentence.

                4.2 Buyer's Responsibilities During The Due Diligence Period. Buyer's entry onto and inspections of any of the Properties in accordance with the terms of Section 4.1 hereof shall not damage any such Property in any respect and shall be conducted only after obtaining the prior written consent of Seller. Any entry by Buyer onto any of the Properties shall be subject to, and conducted in accordance with, all applicable laws, and the terms of the Leases and the Ocean Lease so as to avoid any interference with the operations and occupancy of such Property and to avoid any disturbance of any of the Tenants or other occupants of such Property. If Buyer or its representatives undertake any borings or other disturbances of the soil of any of the Properties, the soil shall be re-compacted to its condition immediately before any such borings or other disturbances were undertaken, and Buyer shall obtain, at Buyer's sole cost and expense, a certificate from a licensed soils engi certifies that the soil has been re-compacted to such condition. Buyer shall provide evidence satisfactory to Seller of the existence of adequate general liability and other insurance prior to any such entry or inspection. Buyer shall keep each of the Properties free and clear of any mechanic's or materialmen's liens arising out of any entry onto or inspection of the Properties. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any and all Claims in connection with or arising out of any inspections carried on by or on behalf of Buyer pursuant to Section 4.1 hereof; provided, however, that Buyer shall not indemnify Seller for any Claims caused by Seller's gross negligence or willful misconduct or any physical condition existing on the Properties prior to Buyer's entry thereon. In the event that this Agreement is terminated for any reason, (i) Buyer shall repair any damage to each Property caused by its entry thereon and restore the same to the conditi on in which it existed prior to such entry and (ii) Buyer shall deliver to Seller, upon Seller's request and without charge therefor, the results and copies of any and all inspections, studies, tests, surveys, or other reports made by or for Buyer with respect to each Property. The provisions of this Section 4.2 shall survive the Closing or the earlier termination of this Agreement.

		4.3  Title.

                        4.3.1  Deliveries of Title.  Seller has delivered to
Buyer: (i) that certain preliminary title report, dated February 7, 1997, concerning the Pacific Parcel, issued by the Title Company under order number 040028720 (the "Pacific PTR"), including copies of all documents referenced as exceptions therein; (ii) that certain preliminary title report, dated January 10, 1997, concerning the Nohl Parcel, issued by the Title Company under order number 80128492 (the "Nohl PTR"), including copies of all documents referenced as exceptions therein; (iii) that certain preliminary title report, dated January 16, 1997, concerning the Prell Parcel, issued by the Title Company under order number 040028722 (the "Prell PTR"), including copies of all documents referenced as exceptions therein; and (iv) that certain preliminary title report, dated January 16, 1997, concerning the Ocean Parcel, issued by the Title Company under order number 040028721 (the "Ocean PTR" and, together wit e Nohl PTR and the Prell PTR, the "PTRs"), including copies of all documents referenced as exceptions therein.

                        4.3.2 Buyer's Review of Title. Buyer shall have until the Due Diligence Termination Date to notify Seller and Escrow Agent in writing ("Buyer's Title Objection Letter") of any objections that Buyer may have to any matters reported or shown in the PTRs or any updates thereof (provided, however, that if any such updates are received by Buyer, Buyer shall have an additional ten (10) days, regardless of the passage of the Due Diligence Termination Date, following Buyer's receipt of such update and copies of all new documents referenced therein to notify Seller and Escrow Agent in writing of any objections that Buyer may have to any new items shown on such update). Buyer's Title Objection Letter shall include a description of each specific objection and Buyer's desired cure for each objection. Matters reported in or shown by the PTRs (or any updates thereof) and not objected to by Buyer as provided above shall be deemed to be "Permitted Exceptions." Seller shall o cure or correct any matter objected to by Buyer. However, on or before the tenth (10th) day following Seller's receipt of Buyer's Title Objection Letter, Seller may elect, by delivering written notice of such election to Buyer and Escrow Agent ("Seller's Title Letter"), whether or not to cause the Title Company to remove or insure over any matters objected to in Buyer's Title Objection Letter. If Seller timely elects to cause the Title Company to so remove or insure, Seller may also elect in Seller's Title Letter to extend the Closing Date up to sixty (60) days to allow Seller a reasonable period of time to cause the Title Company to remove or insure over such objections. If Seller fails to deliver Seller's Title Letter within the time frames set forth above, it shall be deemed to be an election by Seller not to cause the Title Company to so remove or insure over such objections. If Seller elects not to cause the Title Company to so remove or insure, then Buyer must elect, by del ivering written notice of such election to Seller and Escrow Agent on or prior to the earlier to occur of (i) the tenth (10th) day following Buyer's receipt of Seller's Title Letter or (ii) if no Seller's Title Letter is received by Buyer, the tenth (10th) day following the date on which Seller shall have been deemed to have responded, as provided above, to: (a) terminate this Agreement (in which case Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or (b) proceed to a timely Closing whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions. In the event that Buyer fails to make such election on a timely basis, then Buyer shall be deemed to have elected to proce ed to a timely Closing in accordance with the preceding clause (b).

             4.3.3 Condition of Title at Closing. At the Closing, Seller shall (i) sell, transfer and convey to Buyer fee simple title to the Owned Parcels by a duly executed and acknowledged grant deed for each of the Owned Parcels in the form of Exhibit "F" attached hereto (collectively, the "Deeds"), subject only to the applicable Permitted Exceptions, and (ii) assign all of Seller's rights in, to and under the Ocean Lease to Buyer by a duly executed assignment and assumption in the form of Exhibit "G" attached hereto (the "Ocean Lease Assignment"). Except as otherwise provided in Section 7.3 hereof (but subject to terms of Section 7.11 hereof), Buyer's sole recourse for any defect in the title actually acquired by Buyer shall be to enforce Buyer's rights under the Title Policies, and Seller shall have no liability to Buyer based upon any defect in the title actually acquired by Buyer.

		4.4  Consents.

                        4.4.1 Ocean Lease Consent. The parties hereby acknowledge that pursuant to the terms of the Ocean Lease, the landlord's consent may be required for (i) any assignment of the tenant's interest under the Ocean Lease (the "Ocean Consent") and (ii) any release of the tenant from its obligations under the Ocean Lease, upon an assignment of its interest thereunder (the "Ocean Release"). Seller shall use commercially reasonable, good faith efforts to obtain the Ocean Consent and the Ocean Release on or before the Closing Date, as well as an estoppel certificate (the "Estoppel Certificate") executed by the landlord under the Ocean Lease certifying that the Ocean Lease is unmodified (other than pursuant to that certain Letter Agreement, dated July 15, 1983, by and between (i) Abraham Rubin and Helen Rubin, collectively as the landlord, and (ii) Ocean House Investment Company, a general partnership, as the tenant) and is in full force and effect, that there is no default under the Ocean Lease, and that all amounts due under the Ocean Lease are current. In the event that Seller does not obtain the Ocean Consent and the Estoppel Certificate on or prior to the Closing Date: (a) the parties shall extend the Closing Date with respect to the Ocean Parcel for a period of up to one (1) year to allow Seller to obtain the Ocean Consent and the Estoppel Certificate (however the parties shall otherwise close on the original Closing Date with respect to the Owned Parcels in accordance with the terms of this Agreement, provided that the Purchase Price shall be reduced by the portion thereof allocated to the Ocean Parcel); (b) effective as of the Closing Date for the Owned Parcels (or as soon thereafter as Buyer shall have obtained all permits and licenses necessary for Buyer to operate the Ocean Parcel), Seller shall terminate the Management Agreement with respect to the Ocean Parcel and the parties shall enter into a new management agreement with respect to the Ocean Parcel, naming Buyer as the new manager, on generally the same terms and conditions as those set forth in the Management Agreement (except that the term of such agreement shall expire on the earlier to occur of (1) Buyer ceasing to possess all such permits and licenses and (2) the closing or sooner termination of this Agreement with respect to the Ocean Parcel); and (c) upon Seller's receipt of the Ocean Consent and the Estoppel Certificate, Seller shall deliver copies of such items to Buyer and the Closing for the Ocean Parcel shall occur on the tenth (10) Business Day after Buyer's receipt of such items in accordance with the terms hereof. In the event that Seller does not obtain the Ocean Consent and the Estoppel Certificate on or prior to the first (1st) anniversary date of the Closing Date for the Owned Parcels, either party shall have the right to terminate this Agreement with respect to the Ocean Parcel, in which case (x) the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and (y) thereupon, with respect to the Ocean Parcel, this Agreement shall automatically terminate and be of no further force or effect and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. The parties further acknowledge and agree that Seller's inability to obtain the Ocean Release shall not entitle Seller to terminate this Agreement.

                        4.4.2 Contract and Lease Consents.The parties hereby acknowledge that pursuant to the terms of certain Contracts and certain Leases, the consent of certain parties may be required for (i) any assignment of Seller's interest under such Contracts and/or Leases and (ii) any release of Seller from its obligations under such Contracts and/or Leases upon an assignment of its interest thereunder (collectively, the "Contract Consents"). Seller shall have until the Closing Date to obtain each of the Contract Consents. Notwithstanding anything to the contrary contained elsewhere in this Agreement, to the extent that Seller does not obtain any Contract Consent on or prior to the Closing Date, Seller shall terminate such Contract or Lease, as the case may be (in which event Seller shall not be obligated to assign, and Buyer shall not be obligated to assume, such Contract or Lease), and Seller shall pay for all of the termination costs, if any, incurred in connection therewith.

		4.5  Earthquake Damage.

                        4.5.1 Bidding. Buyer hereby acknowledges that the Improvements located on the Ocean Parcel were damaged as a result of an earthquake in 1994 (the "Earthquake Damage") and that attached hereto as Exhibit "H" is a general description of the work (the "Work") necessary to repair certain of such Earthquake Damage and the estimated costs of performing such Work. Following the Execution Date, Seller shall solicit bids to perform the Work from each of the following general contractors (collectively, the "Bidding Contractors"): (i) Morley Group, Inc., (ii) FCI Construction, Inc.,
 (iii) Swinerton & Walberg Co., (iv) Shaw & Sons Concrete Contractors, (v) HAR-BRO Inc., General Contractors, (vi) Illig Construction Company and (vii) American Constructors. Each of the bids must be based on (a) a defined scope of work (consistent with the Work identified herein) that has been approved (and has permits ready to be issued) by all applicable governmental authorities and (b)cost contract (including a twenty percent (20%) contingency). Seller shall select one of the bids submitted by one of the Bidding Contractors in accordance with the terms hereof (the "Selected Bid"), which bid shall provide for the completion of the Work. On or prior to the forty fifth (45th) day following the Execution Date, Seller shall deliver to Buyer and Escrow Agent a written notice setting forth the amount of the Selected Bid and the name of the Bidding Contractor that submitted such Selected Bid; provided, however, that in the event that any bid by any Bidding Contractor is more than ten percent (10%) lower than the average of the bids by the rest of the Bidding Contractors, Buyer shall have the right to disqualify such bid and, thereupon, Seller shall not be entitled to select such bid.

                        4.5.2 Credit. On the Closing Date, Buyer shall receive as a credit to the Purchase Price an amount equal to the amount of the Selected Bid.

5.	CONDITIONS PRECEDENT TO CLOSING.

                5.1 Buyer's Conditions. The obligation of Buyer to purchase the Properties in accordance with this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (the "Buyer's Closing Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Buyer only in a writing executed by Buyer (provided, however, that Buyer's acceptance of the Deeds and the Ocean Lease Assignment shall be deemed to be a waiver of any unsatisfied conditions regardless of whether Buyer executes a separate written instrument to that effect at the Closing):

                        5.1.1 Title. At the Closing, Title Company shall be prepared and committed to issue to Buyer: (i) a CLTA standard coverage owner's policy of title insurance for each of the Owned Parcels, showing fee simple title to each applicable Owned Parcel vested in Buyer, subject only to the applicable Permitted Exceptions (collectively, the "Owner's Title Policies"); and (ii) a CLTA standard coverage leasehold policy of title insurance for the Ocean Parcel, showing the tenant's interest under the Ocean Lease vested in Buyer, subject only to the applicable Permitted Exceptions (the "Leasehold Title Policy").

                        5.1.2  Seller's Due Performance.  All of the
representations and warranties of Seller set forth in Section 7 hereof shall have been true and correct in all material respects as of the Execution Date; as of the Closing Date, there shall be no Change in any of the representations and warranties of Seller set forth in Section 7 hereof; and Seller, on or prior to the Closing Date, shall have complied with or performed all of the obligations, covenants and agreements required on the part of Seller to be complied with or performed pursuant to the terms of this Agreement (subject to the last sentence of Section 10.2 hereof).

                        5.1.3 Physical Condition of the Properties. Subject to the provisions of Section 9 hereof, the physical condition of the Properties shall be substantially the same on the Closing Date as on the Execution Date, except for ordinary wear and tear and any damages due to any act of Buyer or Buyer's representatives. Notwithstanding the foregoing, Buyer hereby acknowledges that Seller is performing (or causing to be performed) certain repairs, primarily cosmetic in nature, to the Improvements located at the Prell Parcel (the "Prell Repairs") and that such repairs (i) do not constitute a failure to fulfill the foregoing Buyer's Closing Condition and (ii) subject to the terms of Section 5.1.7 hereof, do not entitle Buyer to pursue any of the remedies set forth in Section 5.2 hereof.

                        5.1.4 Leases. At the Closing (but subject to the provisions of Section 4.4.1 hereof), Seller shall assign to Buyer all of Seller's rights in, to and under (i) the Ocean Lease, pursuant to the Ocean Lease Assignment, and (ii) the Leases, pursuant to an assignment and assumption of leases and security deposits (the "Assignment of Leases") in the form of Exhibit "I" attached hereto (the Assignment of Leases to include a provision whereby Buyer shall indemnify, protect, defend and hold Seller harmless from and against any and all Claims with respect to such assigned security deposits).

                        5.1.5 Bill of Sale. At the Closing, Seller shall deliver to Buyer a bill of sale and assignment (the "Bill of Sale and Assignment"), pursuant to which Seller shall transfer to Buyer all of Seller's interest in the Personal Property and Intangible Property, including, without limitation, the Property Records, but excluding the Leases and the Ocean Lease, in each case free of all liens and encumbrances (other than the Permitted Exceptions), in the form of Exhibit "J" attached hereto.

                        5.1.6 Non-Foreign Affidavit. On or before the Closing, Seller shall deliver to Buyer a non-foreign affidavit (the "Non-Foreign Affidavit") in the form of Exhibit "K" attached hereto, executed by Seller.

                        5.1.7 Prell Repairs. On or before the Closing, Seller shall have completed the Prell Repairs and shall have delivered to the Title Company any and all documents reasonably required by the Title Company in order for the Title Company to insure Buyer against any mechanics' liens in connection therewith.

                5.2 Failure of Buyer's Closing Conditions. If any of the Buyer's Closing Conditions have not been fulfilled within the applicable time periods, Buyer may:

                (a) waive the Buyer's Closing Condition and close in accordance with this Agreement, without adjustment or abatement of the Purchase Price, except as otherwise expressly provided herein; or

                (b) terminate this Agreement by written notice to Seller and to Escrow Agent, in which event Escrow Agent shall return the Deposit to Buyer, Seller shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and, to the extent the failure of any applicable Buyer's Closing Condition is caused by a Seller default, Buyer shall be entitled to pursue its rights and remedies pursuant to Section 10.2 hereof.

                5.3 Seller's Conditions. The obligation of Seller to sell the Properties in accordance with this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at the Closing) (the "Seller's Closing Conditions"), which conditions may be waived, or the time for satisfaction thereof extended, by Seller only in a writing executed by Seller:

                        5.3.1  Buyer's Due Performance.  All of the
representations and warranties of Buyer set forth in Section 8 hereof shall be true and correct in all material respects as of the Closing Date, and Buyer, on or prior to the Closing Date, shall have complied with or performed all of the obligations, covenants and agreements required on the part of Buyer to be complied with or performed pursuant to the terms of this Agreement.

                        5.3.2 Leases. At the Closing (but subject to the provisions of Section 4.4.1 hereof), Buyer shall assume all of Seller's obligations under (i) the Ocean Lease, pursuant to the Ocean Lease Assignment, and (ii) the Leases, pursuant to the Assignment of Leases.

                        5.3.3 Bill of Sale. At the Closing, Buyer shall deliver to Seller the Bill of Sale and Assignment, pursuant to which Buyer shall assume all of Seller's obligations with respect to the Personal Property and Intangible Property.

                        5.3.4 Portfolio Acquisition. Subject to the provisions of Section 4.4.1 hereof, at the Closing, Buyer shall acquire and purchase from Seller all of the Properties, together as a portfolio.

                5.4 Failure of Seller's Closing Conditions. If any of the Seller's Closing Conditions have not been fulfilled within the applicable time periods, Seller may:

                (a) waive the Seller's Closing Condition and close in accordance with this Agreement, without adjustment or abatement of the Purchase Price, except as otherwise expressly provided herein; or

                (b) terminate this Agreement by written notice to Buyer and to Escrow Agent, in which event Buyer shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any, and Seller shall be entitled to pursue its rights and remedies pursuant to Section 10.1 hereof.

                Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees that Seller shall have the right, but not the obligation, to require Buyer to acquire and purchase less than all of the Properties in accordance with the terms of Section 4.4.1 hereof, in which case the parties shall otherwise close in accordance with the terms of this Agreement, provided that the Purchase Price (and all prorations) shall be reduced by the portion thereof allocated to the Ocean Parcel.

                5.5 Additional Seller Condition; Limited Partners' Disapproval. It shall also be a condition to the obligation of Seller to sell the Properties that, on or prior to the Closing Date, the limited partners of Seller shall not have exercised any right which they may have to disapprove the transactions contemplated herein, including, without limitation, any right they may have pursuant to the provisions of Section 7.05 of the Amended and Restated Agreement of Limited Partnership of Seller, dated as of March 17, 1987, as amended. In the event that this condition has not been fulfilled, Seller may terminate this Agreement by written notice to Buyer and to Escrow Agent, in which event Seller shall pay for all of the cancellation charges of Title Company and Escrow Agent, if any. In addition, in the event that Seller terminates this Agreement solely as a result of the condition set forth in this
Section 5.5 not being fulfilled, Seller hereby covenants and agrees to reimburse Buyer for its actual and reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred in connection with the negotiation of this Agreement and Buyer's due diligence efforts; provided, however, that in no event shall such reimbursement exceed $200,000.00.

6.	CLOSING.

                6.1 Closing Date. Subject to the provisions of this Agreement, the Closing shall take place on the forty fifth (45th) day following the Due Diligence Termination Date, or on such other date as the parties hereto may agree.

                6.2 Deliveries by Seller. On or before the Closing Date, Seller, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, each dated as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Seller:

                        6.2.1  Deeds.   The original executed and acknowledged
Deeds conveying the Owned Parcels to Buyer;

                        6.2.2 Non-Foreign Affidavit. The original executed Non-Foreign Affidavit;

                        6.2.3 Ocean Lease Assignment. Five (5) original executed and acknowledged counterparts of the Ocean Lease Assignment;

                        6.2.4 Assignment of Leases. Four (4) original executed counterparts of the Assignment of Leases;

                        6.2.5 Bill of Sale and Assignment. Four (4) original executed counterparts of the Bill of Sale and Assignment;

                        6.2.6 Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by the Title Company; and

                        6.2.7 Other. Such other documents and instruments, signed and properly acknowledged by Seller, if appropriate, as may be reasonably required by the Title Company or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

                6.3 Deliveries by Buyer. On or before the Closing Date, Buyer shall deliver or cause to be delivered into Escrow the Purchase Price as required pursuant to Section 2 hereof (subject to the terms of Section 4.5.2 hereof), as well as Buyer's share of prorations and Closing Costs, as provided in Sections 6.5 and 6.6 hereof, respectively. In addition, on or before the Closing Date, Buyer, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, each dated as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by Buyer:

                        6.3.1 Ocean Lease Assignment. Five (5) original executed and acknowledged counterparts of the Ocean Lease Assignment;

                        6.3.2 Assignment of Leases. Four (4) original executed counterparts of the Assignment of Leases;

                        6.3.3 Bill of Sale and Assignment. Four (4) original executed counterparts of the Bill of Sale and Assignment;

                        6.3.4 Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by the Title Company; and

                        6.3.5 Other. Such other documents and instruments, signed and properly acknowledged by Buyer, if appropriate, as may be reasonably required by the Title Company or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

                6.4 Actions by Escrow Agent. Provided that Escrow Agent shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Buyer and Seller have deposited into Escrow the documents and funds required by this Agreement for the Closing, and when Title Company is committed to issue the Title Policies concurrently with the Closing (in accordance with Section 5.1.1 hereof), Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

                        6.4.1  Recording.  Following Title Company's
acknowledgement that it is prepared and committed to issue to Buyer the Title Policies, cause the Deeds and the Ocean Lease Assignment and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.

                        6.4.2 Funds. Upon receipt of confirmation of the recordation of the Deeds and the Ocean Lease Assignment and such other documents as were recorded pursuant to Section 6.4.1 hereof, disburse all funds deposited with it by Buyer as follows:

                        (a) pursuant to the respective Closing Statement, retain for Escrow Agent's own account all applicable escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Title Policies, and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs;

                        (b) disburse to Seller an amount equal to the Purchase Price, less or plus the net debit or credit to Seller by reason of the prorations and allocation of respective Closing Costs provided for in this
Section 6. Seller's portion (as provided in Section 6.6 below) of the respective escrow fees, title fees and other respective Closing Costs shall be paid pursuant to clause (a) above; and

                        (c) disburse to Buyer any remaining funds in the possession of Escrow Agent after payments pursuant to (a) and (b) above have been completed.

                        6.4.3 Delivery of Documents. Deliver to each of Buyer and Seller two (2) originals of all documents deposited into Escrow, except that (a) the original Non-Foreign Affidavit shall be delivered to Buyer and (b) one photocopy of each of the Deeds shall be delivered to each of Buyer and Seller.

                        6.4.4 Title Policy. Cause Title Company to issue to Buyer the Title Policies, within ten (10) Business Days following the Closing.

		6.5  Prorations.

                        6.5.1 Revenues and Expenses. Rentals, revenues, and other income, if any, from the Properties, as well as taxes, assessments, improvement bonds, license and permit fees, service or other contract fees, utility costs (other than those charged by utility companies directly to Tenants), and other expenses affecting any of the Properties shall be prorated between Buyer and Seller as of the Closing Date based on a 365-day year. For purposes of calculating prorations, Buyer shall be deemed to be title holder of the Properties, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. on the Closing Date. On the Closing Date, Buyer shall receive as a credit to the Purchase Price an amount equal to the sum of:
(i) all unrefunded and unapplied security deposits which were paid by Tenants to Seller and (ii) all rentals already received by Seller attributable to periods after the Closing Date. All non-delinquent real estate taxes or assets Properties shall be prorated based on the actual current tax bill, but if such tax bill has not yet been received by Seller by the Closing Date or if supplemental taxes are assessed after the Closing for the periods prior to the Closing, then on or before the earlier to occur of (a) the thirtieth (30th) day after the parties' receipt of such bill or assessment and (b) November 30, 1997, the parties shall make any necessary adjustment by cash payment to the party entitled thereto so that Seller shall have borne all real property taxes, including all supplemental taxes, allocable to the periods prior to the Closing and Buyer shall bear all real property taxes, including all supplemental taxes, allocable to the periods from and after the Closing. If any expenses attributable to any of the Properties and allocable to the periods prior to the Closing are discovered or billed after the Closing, then on or before November 30, 1997, the parties shall make any necessary adjustment by cash payment to the party entitled thereto so that Seller shall have borne all expenses allocable to the periods prior to the Closing and Buyer shall bear all expenses allocable to the periods from and after the Closing. Notwithstanding anything to the contrary contained herein, the parties hereby acknowledge and agree that any and all adjustments to the made pursuant to the terms of this Section 6.5, shall be made on or before November 30, 1997 based upon information available as of such date and, thereafter, no further adjustments whatsoever shall be made to the Purchase Price.

                        6.5.2 Delinquent Rentals. If any Tenant is in arrears in the payment of rent or other charges pursuant to the terms of its Lease, and such arrearage is only for the month in which the Closing occurs, then Seller shall receive at the Closing a credit for Seller's pro-rata share of the amount in question, and such arrears, if, as and when collected by Buyer, shall be the sole and exclusive property of Buyer. All other delinquent rentals and other revenues as of the Closing Date shall not be prorated at the Closing, but when paid to Buyer shall be prorated and the appropriate portion shall be delivered by Buyer to Seller on or before November 30, 1997. After the Closing, Buyer shall use commercially reasonable efforts to collect such delinquent rents and other revenues on behalf of Seller.

                        6.5.3 Tax Appeal Proceedings. Seller shall be entitled to receive and retain the proceeds from any tax appeals or protests initiated by Seller prior to the Closing Date for tax fiscal years prior to the tax fiscal year in which the Closing Date occurs. If an application to reduce real estate taxes is filed by Buyer or Seller and such application includes any period during which both Buyer and Seller were the owners of the Properties, then any reduction realized as a result of such application (after payment of reasonable attorneys' fees, appraisal expenses and other direct costs) shall be prorated between Buyer and Seller, when received, as of the Closing Date. Seller reserves the right to discontinue any such pending appeals or protests subsequent to the Closing, provided that prior written notice thereof has been given to Buyer.

                        6.5.4 Closing Statement. Ten (10) days prior to the Closing, Escrow Agent shall deliver to each of the parties for their review and approval a preliminary closing statement (the "Preliminary Closing Statement"), setting forth (i) the proration amounts allocable to each of the parties pursuant to this Section 6.5 and (ii) the Closing Costs allocable to each of the parties pursuant to Section 6.6 hereof. Based on each of the party's comments, if any, regarding any Preliminary Closing Statement, Escrow Agent shall revise such Preliminary Closing Statement and deliver a final, signed version of a closing statement to each of the parties at the Closing (the "Closing Statement").

                        6.5.5 Survival. The provisions of this Section 6.5 shall survive the Closing.

                6.6  Closing Costs.   Each party shall pay its own costs and
expenses arising in connection with the Closing (including, without limitation, its own attorney and advisor fees), except to the extent otherwise specifically set forth in this Agreement and except that the following costs (the "Closing Costs"), shall be paid as follows:

                (a) Seller shall pay (i) one-half of all of Escrow Agent's escrow fees and costs, and (ii) all costs associated with the CLTA portion of the Title Policies (excluding any and all endorsements thereto);

                (b) Buyer shall pay (i) all documentary transfer, stamp, sales and other taxes related to the transfer of the Properties, (ii) one-half of all of Escrow Agent's escrow fees and costs, (iii) all costs associated with any ALTA portion of the Title Policies (including, without limitation, any and all endorsements thereto) to the extent requested by Buyer, and (iv) all recording fees.

                6.7 Deliveries Outside of Escrow. Seller shall deliver possession of the Properties, subject to the Leases and the Ocean Lease, to Buyer upon the Closing. Furthermore, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:

                        6.7.1 Intangible Property. The Intangible Property (including, without limitation, the original Property Records, the original Ocean Lease and the original Leases), to the extent that the same are in Seller's possession or control;

                        6.7.2 Personal Property. The Personal Property (including, without limitation, all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements), to the extent that the same are in Seller's possession or control; and

			6.7.3  Notices.

                                6.7.3.1  Notice to Tenants.  A letter for the
Tenants of each of the Properties (to be placed on the main bulletin board located at each Property upon the Closing) in the form attached hereto as Exhibit "L," duly executed by Seller, dated as of the Closing Date and addressed to all of the Tenants of such Property, informing such Tenants of the transfer of the Property and the assignment of the Leases to Buyer together with an instruction to pay all amounts due under the Leases following the Closing Date to Buyer. Buyer hereby covenants and agrees to deliver to the Tenants any other letters or notices regarding the Closing of the transactions contemplated herein that may be required under any applicable laws.

                                6.7.3.2  Notice to Vendors.  A letter for each
of the vendors under the Contracts in the form attached hereto as Exhibit "M," duly executed by Seller, dated as of the Closing Date and addressed to each Contract vendor, informing said vendor of the assignment of its Contract to Buyer.

7.     SELLER'S REPRESENTATIONS AND WARRANTIES.

                Subject to the terms of Section 7.10 hereof, Seller represents and warrants to and agrees with Buyer, as of the Execution Date and the Closing Date, as follows:

                7.1 Due Organization. Seller is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware with its principal place of business in the State of New York.

                7.2 Seller's Authority; Validity of Agreements. Subject to the rights of limited partners of Seller as set forth in Section 7.05 of the Amended and Restated Agreement of Limited Partnership of Seller, dated as of March 17, 1987, as amended, (i) Seller has full right, power and authority to sell the Properties to Buyer as provided in this Agreement and to carry out its obligations hereunder; (ii) the individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms hereof and thereof; and (iii) this Agreement is and all other documents and instruments to be executed and delivered by Seller in connection with this Agreement shall be duly authorized, executed and delivered by Seller and shall be valid, binding and enforceable obligations of Seller (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not, and as of the Closing Date late any provisions of any agreement or judicial order to which Seller is a party or to which Seller or any Property is subject.

                7.3 Leases. Subject to the terms of Section 7.10 hereof, the schedule attached hereto as Exhibit "N" is in all material respects a true, correct and complete list of all of the Leases currently in effect. Other than the Ocean Lease and the Leases (together with all amendments, modifications and guarantees thereof), Seller has not directly entered into any leases or subleases of any of the Properties. Except as disclosed on Exhibit "N" attached hereto, to Seller's knowledge (as hereinafter defined), (i) Seller is not in default under any of the Leases, (ii) no event or circumstance has occurred which, either by itself, or with the giving of notice or passage of time, or both, would constitute breach or default or event of default under any Lease, and (iii) no party to any Lease has delivered any written notice alleging the occurrence of any breach thereof or default or event of default thereunder by Seller.

                7.4  Contracts.  Subject to the terms of Sections 4.4.2 and
7.10 hereof, the schedule attached hereto as Exhibit "O" is a true, correct and complete list of all of the contracts affecting the Properties, which Seller will assign to Buyer, and Buyer will assume from Seller, at the Closing, pursuant to the terms hereof (collectively, together with all amendments and modifications thereto, the "Contracts"). Except as disclosed on Exhibit "O" attached hereto, to Seller's Knowledge (as hereinafter defined), (i) no party to any Contract is in default thereunder, (ii) no event or circumstance has occurred which, either by itself, or with the giving of notice or passage of time, or both, would constitute a breach or default or event of default under any Contract, and (iii) no party to any Contract has delivered any written notice alleging the occurrence of any breach thereof or default or event of default thereunder.

		7.5  Violations of Laws; Hazardous Substances.

                (a) Except as disclosed on Exhibit "P" attached hereto, to Seller's Knowledge, Seller has not received any written notices of any material violations of any laws, ordinances, orders or requirements of any governmental authority, agency or officer having jurisdiction against or affecting any of the Properties, which have not previously been complied with.

                (b) Except as disclosed on Exhibit "S" attached hereto, to Seller's Knowledge, Seller has no information regarding the presence of Hazardous Substances at the Properties.

                7.6 Litigation. Except as disclosed on Exhibit "Q" attached hereto, to Seller's Knowledge, (i) there are no actions, investigations, suits or proceedings (other than tax appeals or protests) pending or threatened that have a material adverse effect on any of the Properties, or the ownership or operation thereof, and (ii) there are no judgments, orders, awards or decrees currently in effect against Seller with respect to the ownership or operation of any of the Properties which have not been fully discharged prior to the Execution Date.

                7.7 Zoning and Condemnation. To Seller's Knowledge, there are no pending proceedings to alter or restrict the zoning or other use restrictions applicable to any of the Properties, or to condemn all or any portion of any of the Properties by eminent domain proceedings or otherwise.

                7.8 Seller's Knowledge. As used herein, the term "Seller's Knowledge" shall mean the actual knowledge of Sean Donahue after inquiry of Elaine Sandbeck, Terry Raisio, Vicki Harkley, Laura Bockoff, Leslie Henriksen and Ken Garnett.

                7.9  As-Is.  THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS
FOLLOWS: (A) BUYER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THESE TYPES OF PROPERTIES; (B) EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OF ITS AGENTS, REPRESENTATIVES, BROKERS, OFFICERS, DIRECTORS, SHAREHOLDERS, OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PROPERTY; AND (C) EXCEPT AS OTHERWISE PROVIDED HEREIN, EACH OF THE PROPERTIES IS BEING SOLD TO BUYER IN ITS PRESENT "AS IS, WHERE IS" CONDITION "WITH ALL FAULTS." PURSUANT TO THE TERMS HEREOF, BUYER WILL BE AFFORDED THE OPPORTUNITY TO MAKE ANY AND ALL INSPECTIONS OF THE PROPERTIES AND SUCH RELATED MATTERS AS BUYER MAY REASONABLY DESIRE (INCLUDING, WITHOUT LIMITATION, INSPECTIONS OF THE EARTHQUAKE DAMAGE), SUBJECT TO THE RIGHTS OF THE TENANTS AND CURRENT OCCUPANTS OF THE PROPERTIES. WITHOUT LIMITING THE THE FOREGOING, AND EXCEPT TO THE EXTENT SPECIFICALLY OTHERWISE SET FORTH IN THIS AGREEMENT:

                        7.9.1 NEITHER SELLER NOR ANY OF ITS AGENTS, BROKERS, OFFICERS, DIRECTORS, SHAREHOLDERS, OR EMPLOYEES HAS MADE OR WILL MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE ECONOMIC VALUE OF THE PROPERTIES, ADEQUACY OF UTILITIES SERVING THE PROPERTIES, THE FITNESS OR SUITABILITY OF THE PROPERTIES FOR BUYER'S INTENDED USES OR THE PRESENT USE OF THE PROPERTIES, OR THE PHYSICAL CONDITION, OCCUPATION, OR MANAGEMENT OF THE PROPERTIES, THEIR COMPLIANCE WITH APPLICABLE STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS, OR REQUIREMENTS RELATING TO OCCUPANCY, LEASING, ZONING, SUBDIVISION, REMOVAL OF ARCHITECTURAL OR COMMUNICATIONS BARRIERS, PLANNING, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS (INCLUDING, WITHOUT LIMITATION, THE PRESENCE OR ABSENCE OF ASBESTOS OR TOXIC OR HAZARDOUS SUBSTANCES OR MATERIALS), COMPLIANCE WITH COVENANTS, CONDITIONS, AND RESTRICTIONS (WHETHER OR NOT OF RECORD), OTHER LOCAL, MUNICIPAL FEDERAL REQUIREMENTS, OR OTHER STATUTES, LAWS, CODES, ORDINANCES, REGULATIONS, OR REQUIREMENTS.

                        7.9.2 SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO EACH OF THE PROPERTIES: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (C) ANY IMPLIED WARRANTY WITH RESPECT TO THE CONDITION OF THE PROPERTIES, THE PAST OR PROJECTED FINANCIAL CONDITION OF THE PROPERTIES (INCLUDING, WITHOUT LIMITATION, THE INCOME OR EXPENSES THEREOF) OR THE USES PERMITTED ON, THE DEVELOPMENT REQUIREMENTS FOR, OR ANY OTHER MATTER OR THING RELATING TO ALL OR ANY PORTION OF THE PROPERTIES.

                        7.9.3 (A) THE PROPERTY RECORDS ARE BEING PROVIDED TO BUYER FOR INFORMATIONAL PURPOSES ONLY AND ONLY AS AN ACCOMMODATION TO BUYER;
(B) UNLESS EXPRESSLY STATED OTHERWISE, ALL OF THE PROPERTY RECORDS RELATE TO THE PERIOD FROM AND AFTER SELLER'S ACQUISITION OF TITLE TO THE PROPERTIES, AND SELLER IS NOT PROVIDING AND WILL NOT PROVIDE ANY DOCUMENTS, REPORTS, STUDIES, OR OTHER INFORMATION OR MATERIALS REGARDING ANY ASPECT OF SELLER'S RELATIONSHIP WITH SELLER'S PREDECESSOR(S)-IN-TITLE; (C) SELLER HAS NOT MADE, IS NOT MAKING, AND WILL NOT MAKE ANY REPRESENTATION, WARRANTY, OR PROMISE OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING THE ACCURACY OR COMPLETENESS OF ALL OR ANY PART OF THE PROPERTY RECORDS; AND (D) ANY INACCURACY, INCOMPLETENESS, OR DEFICIENCY IN ANY PART OF THE PROPERTY RECORDS SHALL BE SOLELY THE RISK AND RESPONSIBILITY OF BUYER, SHALL NOT BE CHARGEABLE IN ANY RESPECT TO SELLER, AND SHALL NOT FORM THE BASIS OF ANY CLAIMS BY BUYER AGAINST ANY PERSON OR ENTITY THAT PREPARED,AUTHORED, COMPILED, OR CREATED ANY PART OF THE PROPERTY RECORDS, SUCH CLAIMS BEING EXPRESSLY WAIVED AND RELINQUISHED BY BUYER.

                        7.9.4 BUYER HEREBY ABSOLUTELY AND UNCONDITIONALLY WAIVES AND RELEASES SELLER, TO THE FULLEST EXTENT PERMITTED UNDER LAW, FROM AND OF ANY AND ALL CLAIMS WITH RESPECT TO ALL OBLIGATIONS FOR OR PERTAINING TO THE EXISTENCE OF ASBESTOS, HAZARDOUS MATERIALS, ENVIRONMENTAL CONTAMINATION OR CONDITIONS AT, IN, ON, UNDER OR FROM ANY OF THE PROPERTIES ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN LAWS OR REGULATIONS, OR BASED UPON COMMON LAW OR OTHERWISE, WHETHER NOW OR HEREAFTER IN EFFECT, INCLUDING, WITHOUT LIMITATION, ALL THOSE PROVISIONS OF LAW THAT EXCLUDE OR MAY EXCLUDE UNKNOWN OR UNSUSPECTED CLAIMS FROM GENERAL RELEASE. THIS WAIVER AND RELEASE BY BUYER SPECIFICALLY, BUT WITHOUT LIMITATION, INCLUDES BUYER'S WAIVER AND RELEASE OF ANY CLAIMS UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH PROVIDES, "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR", THE PROVISIONS OF WHICH BUYER HEREBY SPECIFICALLY ACKNOWLEDGES, AFTER CONSULTATION WITH LEGAL COUNSEL AND WITH FULL KNOWLEDGE OF THE CONSEQUENCES OF ITS ACTIONS.

					____________
					Buyer's Initials

                        7.9.5 TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OR WARRANTIES CONTAINED HEREIN ARE "CONSPICUOUS" DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION, OR ORDER.

		7.10  Seller's Right To Supplement.

                        7.10.1 Changes in Conditions. If, prior to the Closing, Seller becomes aware that any representation or warranty set forth in this Agreement which was true and correct on the Execution Date has become incorrect in any material respect due to changes in conditions outside of the control of Seller or the discovery by Seller of information of which Seller was unaware on the Execution Date (each, a "Change"), the same shall not constitute a breach by Seller of any of its representations or warranties set forth herein or be deemed to be a default by Seller in its obligations under this Agreement, but Seller shall promptly notify Buyer thereof and the representations and warranties set forth herein which are to be remade and reaffirmed by Seller at the Closing shall be supplemented by such new information.

                        7.10.2 Operation of Properties; Leases and Contracts. From and after the Execution Date and until the Closing Date, Seller shall use commercially reasonable, good faith efforts to cause Manager to operate the Properties in accordance with its practices prior to the Execution Date and in accordance with Manager's 1997 Pro Forma Budget for the Properties (a copy of which has been delivered to Buyer). Notwithstanding anything to the contrary contained herein: (i) at any time and from time to time on or prior to the Closing Date, Seller shall have the right, but not the obligation, to alter, amend, modify, supplement, extend or terminate (pursuant to, among other things, unlawful detainer actions) the Leases and the Contracts (or enter into any leases, licenses, tenancies, concession agreements, subleases, contracts or other agreements affecting the Properties) in the ordinary course of business and in accordance with the parameters set forth in the 1997 Pro For perties (provided that all new contracts and other new agreements shall be cancellable by the owner of the applicable Property upon no more than thirty (30) days' prior notice), and such actions shall not constitute a breach by Seller of any of its representations or warranties set forth herein or be deemed to be a default by Seller in its obligations under this Agreement, but Seller shall promptly notify Buyer thereof by delivering to Buyer an updated version of Exhibit "N" or Exhibit "O" (as the case may be), and the representations and warranties set forth herein which are to be remade and reaffirmed by Seller at the Closing shall be supplemented by such new information and new exhibits;
(ii) Buyer hereby agrees that it shall not be a default hereunder (nor shall Buyer be entitled to object or fail to close) if any Tenants now or hereafter in possession of any of the Properties are holdover tenants or are in default under their Leases as of the Closing Date; and (iii) Seller shall deliver to Buyer at the Closing copies of all pleadings, if any, relating to any unlawful detainer actions instituted with respect to Tenants between the Execution Date and the Closing Date.

                7.11 Continuation and Survival of Representations and Warranties; Limitations on Liability Therefor. Subject to the terms of Section
7.10 hereof and except as otherwise expressly set forth elsewhere in this Agreement, all representations and warranties made by either party and contained in this Agreement are intended to and shall remain true and correct as of the Closing Date and shall survive the execution and delivery of this Agreement, the delivery of the Deeds and the Ocean Lease Assignment, and the transfer of title to the Properties, until December 15, 1997 (provided that the representation and warranty set forth in Section 7.5(b) hereof shall survive until the date that is the first (1st) anniversary after the Closing Date (the "First Anniversary")), and shall not be deemed to have been waived at the Closing, or merged into any of the documents of conveyance or transfer to be delivered by Seller at the Closing; provided, however, that no person, firm or entity liability or obligation with respect to any representation or warranty herein contained unless on or prior to December 15, 1997 (or, with respect to the representation and warranty set forth in Section 7.5(b) hereof, the First Anniversary) the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. All liability or obligations of either party hereto under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated above on or prior to December 15, 1997 (or, with respect to the representation and warranty set forth in Section 7.5(b) hereof, the First Anniversary). Notwithstanding the foregoing, Buyer acknowledges and agrees that: (a) Seller shall have no liabil ity whatsoever with respect to any representation or warranty as to which Buyer has any knowledge prior to the Closing that such representation or warranty made by Seller pursuant to this Agreement or the documents delivered in connection herewith was incorrect, false or misleading in any way; and (b) neither party shall have any right to pursue remedies against the other for an untrue representation or the breach of a warranty unless and until the actual damages of the claiming party as a result of such incorrectness, falsity or breach are in excess of $50,000 (the aforesaid amount being a threshold for enforcement and not a deductible from liability).

8.	BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

                Buyer represents and warrants to and agrees with Seller as of the Execution Date and as of the Closing, as follows:

                8.1 Due Organization. Buyer is a limited partnership duly organized and existing in good standing under the laws of the State of California with its principal place of business in the State of California.

                8.2 Buyer's Authority; Validity of Agreements. Buyer has full right, power and authority to purchase the Properties from Seller as provided in this Agreement and to carry out its obligations hereunder. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms hereof and thereof. This Agreement is and all other documents and instruments to be executed and delivered by Buyer in connection with this Agreement shall be duly authorized, executed and delivered by Buyer and shall be valid, binding and enforceable obligations of Buyer (except as enforcement may be limited by bankruptcy, insolvency or similar laws) and do not, and as of the Closing Date will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

                8.3 Employees. Buyer hereby acknowledges that the August Partnership entered into that certain Management Agreement, dated as of December 31, 1993 (the "Management Agreement"), with Leisure Care, Inc., a Washington corporation (the "Manager"), for the management of the Properties. The Management Agreement shall be terminated effective as of the Closing. However, Buyer hereby acknowledges that Seller has an interest in preserving a continuity of employment for Manager's employees. Accordingly, Buyer hereby covenants and agrees to offer employment to each of Manager's employees that are employed by Manager at the Properties immediately prior to the Closing (collectively, the "Employees"), at the salaries that Manager pays such Employees as of the date hereof, and with coverage under one or more group health plans that are substantially the same as the plans summarized on Exhibit "R" attached hereto. The parties hereby acknowledge and agree that (i) Manager shall be paying all Employees all sums that they are owed as of the Closing for earned but unpaid salaries, wages, benefits and reimbursements and (ii) Buyer shall not assume any liability for any earned but unpaid salaries, wages, benefits or reimbursements, including, without limitation, any accrued but unpaid vacation days or personal holidays, in connection with Manager's employment of the Employees. Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all Claims with respect to amounts payable under the Management Agreement or amounts owed to Employees for the period prior to the Closing. Notwithstanding anything to the contrary contained herein, (a) Buyer, its agents and representatives shall be entitled, at Buyer's sole cost and expense, to enter onto the Properties after the Due Diligence Termination Date during normal business hours, upon reasonable advance notice to Seller and, at Seller's election, accompanied by a representative of Seller, to arrange for the orderly transfer of the operations of the Properties as of the Closing Date, and (b) Seller shall use commercially reasonable, good faith efforts to cause Manager to cooperate with the foregoing.

                8.4 Earthquake Damage to the Ocean Parcel. Buyer hereby covenants and agrees that after the Closing, Buyer shall use commercially reasonable, good faith and diligent efforts to commence and prosecute to completion all work necessary to repair the Earthquake Damage. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any and all Claims of any nature (including, without limitation, for personal injury, death or property damage) asserted on and after the Closing arising in connection with, out of or as a result of the Earthquake Damage (including, without limitation, the failure by Buyer to timely and properly repair the
Earthquake Damage or complete the Work).   Notwithstanding the December 15,
1997 limitation on survival set forth in Section 7.11 hereof, the provisions of this Section 8.4 shall survive the Closing indefinitely.

                8.5 Licenses. Buyer hereby acknowledges and agrees that (i) Buyer is solely responsible for obtaining all licenses and permits required by any governmental authority in order to operate the Properties and (ii) obtaining such licenses and permits shall not be a condition to Buyer's obligation to close the transactions contemplated hereunder. Buyer shall prepare and deliver all notices required to be delivered by any "licensee" pursuant to the terms of Sections 1569.191(a) and 1569.191(b)(1) of the California Health and Safety Code and Section 87113 of the California Code of Regulations (all in accordance with the terms of such Sections). Upon Buyer's reasonable request, Seller shall execute such notices and shall reasonably cooperate with Buyer in obtaining all such licenses and permits, provided that Seller shall not incur any liabilities, expenses or costs as a result of, or in connection with, such cooperation.

                8.6 Documentary Transfer Taxes and PCOR. Notwithstanding anything to the contrary contained herein, Buyer hereby covenants and agrees to execute and deliver all documents that may be required by (and pay all sums that may be owed to) any government or tax authority, on behalf of Buyer and/or Seller, in connection with all documentary transfer, stamp, sales and other tax requirements and all requirements relating to Article XIIIA of the California Constitution, which arise as a result of the sale of the Properties (collectively, the "Tax Requirements"), including, without limitation, the payment of all documentary transfer taxes and the execution and delivery of a preliminary change of ownership report. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any and all Claims of any nature asserted on and after the Closing arising in connection with, out of or as a result of any Tax Requirements.

9.	RISK OF LOSS.

                9.1 Condemnation. If, prior to the Closing, all or any material portion of any of the Properties is taken by condemnation or eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after Buyer's receipt of such notice from Seller. Upon such termination, Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement. Buyer shall have no right to terminate this Agreement as a result of any nonmaterial taking of any of the Properties. If Buyer does not elect or has no right to Agreement, Seller shall assign and turn over to Buyer at the Closing, and Buyer shall be entitled to receive and keep, all awards for the taking by condemnation and Buyer shall be deemed to have accepted such Property subject to the taking without reduction in the Purchase Price.

                9.2 Casualty. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, flood, landslide, fire, hurricane, tornado or other casualty to any of the Properties shall be borne and assumed by Seller. If, prior to the Closing any material part of any of the Properties is damaged or destroyed by earthquake, flood, landslide, fire, hurricane, tornado or other casualty, Seller shall immediately notify Buyer of such fact. In such event, Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after Buyer's receipt of such notice from Seller. Upon such termination, Escrow Agent shall return the Deposit to Buyer, the parties shall equally share the cancellation charges of Escrow Agent and Title Company, if any, and neither party shall have any further rights or obligations hereunder, other than pursuant to any provision hereof which expressly surv termination of this Agreement. Buyer shall have no right to terminate this Agreement as a result of any nonmaterial damage or destruction of any of the Properties. If Buyer does not elect or has no right to terminate this Agreement, Seller shall assign and turn over to Buyer at the Closing, and Buyer shall be entitled to receive and keep, all insurance proceeds payable with respect to such damage or destruction (which shall then be repaired or not at Buyer's option and cost) and Buyer shall receive as a credit against the Purchase Price an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement. If Buyer does not elect or has no right to terminate this Agreement by reason of any casualty, Buyer shall have the right to participate in any adjustment of the insurance claim. For the purposes of this Section 9.2 only, the term "material" shall mean any damage that Seller reasonably estimates will cost in excess of $200,000.00 to repair.

10.	REMEDIES.

                10.1 Liquidated Damages. IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BUYER AND SELLER AGREE THAT SELLER'S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF THE DEFAULT OF BUYER IN THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, SELLER, AS SELLER'S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT. IN THE EVENT THAT THE CLOSING FAILS TO OCCUR AS A RESULT OF BUYER'S DEFAULT, THEN, UPON NOTICE BY SELLER TO BUYER AND ESCROW AGENT TO THAT EFFECT, (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER AND THE ESCROW CREATED HEREBY SHALL TERMINATE,
(B) ESCROW AGENT SHALL, AND IS HEREBY AUTHORIZED AND INSTRUCTED TO, RETURN PROMPTLY TO BUYER AND SELLER ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSIT (C) ESCROW AGENT SHALL DELIVER THE DEPOSIT TO SELLER PURSUANT TO SELLER'S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, AND (D) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT SELLER'S RIGHTS OR REMEDIES WITH RESPECT TO (1) THE OBLIGATIONS OF BUYER UNDER SECTIONS 4, 11 AND 13 HEREOF AND (2) THOSE RIGHTS AND OBLIGATIONS THAT, BY THEIR TERMS, SURVIVE THE TERMINATION OF THIS AGREEMENT.

                SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 10.1, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

__________						__________
Seller's Initials					Buyer's Initials

                10.2  Default by Seller.    In the event that the Closing fails
to occur as a result of the default of Seller in the performance of its obligations under this Agreement, then, upon notice by Buyer to Seller and Escrow Agent to that effect, (a) Escrow Agent shall return the Deposit to Buyer and (b) Buyer shall, as its sole remedy, elect to either (i) terminate this Agreement, in which event Seller shall reimburse Buyer for its reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred in connection with the negotiation of this Agreement and Buyer's due diligence efforts or (ii) seek the specific performance of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be in default with respect to any of its obligations hereunder unless and until (y) it receives written notice from Buyer specifying such default and (z) it fails to cure such default within five (5) Business Days after receipt of such notice.

11.	BROKERS.

                Buyer and Seller each hereby represent, warrant to and agree with each other that it has not had, and shall not have, any dealings with any third party to whom the payment of any Commission shall or may become due or payable in connection with the transaction contemplated hereby, other than with the Broker. Seller shall be responsible for the payment of a Commission to the Broker in connection with the transaction contemplated hereby, pursuant to separate agreements between the Broker and Seller. Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all Claims incurred by Buyer by reason of any breach or inaccuracy of the representation, warranty and agreement of Seller contained in this Section 11. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any and all Claims incurred by Seller by reason of any breach or inaccuracy of the representation, warranty and agreement of Buyer contained in this Section provisions of this Section 11 shall survive the Closing or the earlier termination of this Agreement.

12.	CONFIDENTIALITY.

                All information, surveys, reports, tests, and studies relating to any of the Properties obtained by Buyer before or after the Effective Date, either by the observations and examinations of its agents and representatives or by Seller's disclosure, shall remain confidential. If the transaction contemplated herein fails to close for any reason other than solely as a result of Seller's default hereunder, Buyer shall deliver to Seller, at no cost to Seller, all originals and copies of all such information, surveys, reports, tests, and studies, together with all copies of the Property Records or other documents, work papers, or materials of Seller obtained by Buyer or provided to Buyer, and Buyer shall make no further distributions or disclosures of any such information, surveys, reports, tests, studies, documents, work papers, and materials. Buyer and Seller agree that, to the extent reasonably practical, they shall keep the contents of this Agreement confidential and that no publicity or press release to the general public or otherwise with respect to this transaction shall be made by either party without the prior written consent of the other party, which consent may be denied in the sole and absolute discretion of either party; provided, however, that Seller shall be entitled to make any disclosures that Seller determines, in its sole and absolute discretion, are necessary or desirable (i) to comply with requirements of law or the Securities and Exchange Commission, or (ii) to be disclosed or made available to the limited partners of Seller or Seller's lenders. Notwithstanding the foregoing, nothing herein contained shall be deemed to limit or impair in any way Seller's or Buyer's right or ability to disclose the details of the herein contemplated transaction to: (a) their respective parents, subsidiaries, affiliates, counsel, consultants, advisors or accountants, provided that each such person or entity is informed of the confidentiality requirements hereof and agrees to abide by the same; (b) such persons as they deem necessary in order to enable either of them to comply with any requirements of la w or any court order; (c) persons or entities who in good faith are considering providing debt or equity financing to Buyer for purposes of this transaction; or (d) governmental agencies in connection with the application by Buyer for any required license or permit, or for transfer of any license or permit from Seller to Buyer. The confidentiality provisions of this Section 12 shall terminate upon the Closing.

     13.	MISCELLANEOUS PROVISIONS.

                13.1 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

		13.2  Entire Agreement; Modification; Waiver.

                        13.2.1 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Buyer and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

                        13.2.2 Modification; Waiver. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                13.3 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally, by registered or certified mail, by telecopy, or by Federal Express (or other reputable overnight delivery service).

To Buyer:		MBK Senior Properties, Ltd.
			175 Technology Drive
			Irvine, California  92718
                        Attention:  Mr. J. Scott Reid
                        Telephone:  (714) 789-8300
			Telecopy:  (714) 789-8345

and:			MBK Real Estate Ltd.
			175 Technology Drive
			Irvine, California  92718
                        Attention:  President
                        Telephone:  (714) 789-8300
			Telecopy:  (714) 789-8345

With A Copy To:         Voss, Cook & Thel LLP
			840 Newport Center Drive, Suite 700
			Newport Beach, California  92660
                        Attention:  David A. Lurker, Esq.
                        Telephone:  (714) 720-0300
			Telecopy:  (714) 720-1508

To Seller:		Senior Income Fund L.P.
			c/o Lehman Brothers Inc.
			3 World Financial Center, 29th Floor
			New York, New York  10285
			Attention:  Mr. Sean Donahue
			Telephone:  (212) 526-3136
			Telecopy:  (212) 528-9700

With A Copy To:         Skadden, Arps, Slate, Meagher & Flom LLP
			300 South Grand Avenue, Suite 3400
			Los Angeles, California  90071
                        Attention:  Rand S. April, Esq.
			Telephone:  (213) 687-5060
			Telecopy:  (213) 687-5600

To Escrow Agent:	Stewart Title Guaranty Company
			330 N. Brand Boulevard, Suite 700
			Glendale, California  91203
                        Attention:  Ms. Dody Laney
                        Telephone:  (818) 240-9757
			Telecopy:  (818) 546-1374

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given when received. All Notices given by telecopy shall be followed by the delivery of a hard copy of such Notice, provided that such Notice shall be deemed to have been given when received by telecopy.

                13.4 Expenses. Subject to the allocation of Closing Costs provided in Section 6.6 hereof and except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

		13.5  Assignment.

                        13.5.1 Assignment by Buyer. Neither all nor any portion of Buyer's interest under this Agreement may be sold, assigned, encumbered, conveyed, or otherwise transferred, whether directly or indirectly, voluntarily or involuntarily, or by operation of law or otherwise (including, without limitation, by a transfer of interests in Buyer) (collectively, a "Transfer"), without the prior written consent of Seller, which consent may be granted or denied in Seller's sole and absolute discretion. Any attempted Transfer without Seller's consent shall be null and void. Buyer's request for consent to any Transfer shall set forth in writing the details of the proposed Transfer, including, without limitation, the name, ownership and financial condition of the prospective transferee and financial details of the proposed
Transfer.   In addition, Buyer shall provide Seller with copies of all transaction documentation, certified by Buyer to be true, correct and complete. No Transfer, whether with or without without Seller's consent, shall operate to release Buyer or alter Buyer's primary liability to perform the obligations of Buyer under this Agreement.

                        13.5.2 Assignment by Seller. Seller shall have the right to transfer or assign all or any portion of any of the Properties and/or its interest hereunder to any entity (including, without limitation, by delivery of a deed in lieu of foreclosure to any secured lender of Seller, or a designee of such secured lender); provided, however, that (a) no such assignment shall relieve Seller of its obligations hereunder and any such assignee shall take subject to such obligations and the rights of Buyer hereunder, and (b) Buyer shall have consented to such assignment, such consent not to be unreasonably withheld or delayed.

                13.6 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

                13.7 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 13.5 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                13.8 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

                13.9 Headings. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

                13.10 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

                13.11 Further Assurances. In addition to the actions recited herein and contemplated to be performed, executed and/or delivered by Seller and Buyer, Seller and Buyer agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at Closing or after Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

                13.12 Number and Gender. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

                13.13 Construction. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

                13.14 Exhibits. All exhibits attached hereto are hereby incorporated by reference as though set out in full herein.

                13.15 Attorneys' Fees. In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

                13.16 Business Days. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.

                13.17 No Intent to Benefit Third Parties. Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy, or benefit upon any third party, and no third party shall be entitled to enforce, or otherwise acquire any right, remedy, or benefit by reason of, any provision of this Agreement.

                13.18 No Recording. Except in connection with a proceeding brought to enforce the provisions of this Agreement, Buyer shall not record this Agreement or any notice thereof. If such recording other than in connection with such an enforcement proceeding shall occur, Seller shall have, in addition to all other remedies for breach provided by law, the right to terminate this Agreement by written notice to Buyer.

                13.19 Quitclaim. In the event of the termination of this Agreement for any reason, Buyer shall deliver to Seller a quitclaim deed and such other written instruments as Seller may reasonably require, executed and acknowledged in recordable form, transferring to Seller any and all rights of Buyer in the Properties or any part thereof or interest therein; provided, however, that Seller shall prepare any such instruments and shall pay all charges, taxes and fees associated with recording the same.

                13.20 Waiver of Known Defaults. Notwithstanding anything to the contrary contained in this Agreement, in the event that either party hereto has actual knowledge of the default of the other party (a "Known Default"), but nonetheless elects to consummate the transactions contemplated hereby and proceeds to Closing, then the rights and remedies of the non-defaulting party shall be waived with respect to any such Known Default upon the Closing and the defaulting party shall have no liability with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              BUYER:

                              MBK SENIOR PROPERTIES, LTD.,
                              a California limited partnership

                              By:     MBK SENIOR PROPERTIES, INC.,
                                      a California corporation
                              Its:    General Partner



                              By:     __________________________
                                      J. Scott Reid
                                      President




                              SELLER:

                              SENIOR INCOME FUND L.P.,
                              a Delaware limited partnership

                              By:     SENIOR INCOME FUND, INC.,
                                      a Delaware corporation
                              Its:    Sole General Partner



                              By:     __________________________
                                      Sean Donahue
                                      Vice President

ESCROW AGENT

The undersigned Escrow Agent accepts the foregoing Agreement of Purchase and Sale and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms and acknowledges receipt of two
(2) copies of this Agreement together with the Deposit.


STEWART TITLE GUARANTY COMPANY,
a _________________________________



By:	_____________________________
	Name:
        Its:

                              LIST OF EXHIBITS


EXHIBIT "A"	DEFINITIONS

EXHIBIT "B"	LEGAL DESCRIPTION OF THE PACIFIC PARCEL

EXHIBIT "C"	LEGAL DESCRIPTION OF THE NOHL PARCEL

EXHIBIT "D"	LEGAL DESCRIPTION OF THE PRELL PARCEL

EXHIBIT "E"	LEGAL DESCRIPTION OF THE OCEAN PARCEL

EXHIBIT "F"	DEED

EXHIBIT "G"	OCEAN LEASE ASSIGNMENT

EXHIBIT "H"	REPAIR WORK

EXHIBIT "I"     ASSIGNMENT OF LEASES

EXHIBIT "J"	BILL OF SALE AND ASSIGNMENT

EXHIBIT "K"	NON-FOREIGN AFFIDAVIT

EXHIBIT "L"	NOTICE TO TENANTS

EXHIBIT "M"	NOTICE TO VENDORS

EXHIBIT "N"	SCHEDULE OF LEASES

EXHIBIT "O"	SCHEDULE OF CONTRACTS

EXHIBIT "P"	VIOLATIONS OF LAWS

EXHIBIT "Q"	LITIGATION

EXHIBIT "R"	EMPLOYEE HEALTH PLANS

EXHIBIT "S"	ENVIRONMENTAL REPORTS

EXHIBIT "T"	INTENTIONALLY OMITTED

EXHIBIT "U"     SCHEDULE OF PERSONAL PROPERTY

                                   EXHIBIT "A"

                                  DEFINITIONS


        As used in this Agreement, the following terms shall have the following meanings:

        "Agreement" shall have the meaning ascribed thereto in the preamble of this Agreement.

        "Assignment of Leases" shall have the meaning ascribed thereto in
Section 5.1.4 of this Agreement.

        "Bidding Contractors" shall have the meaning ascribed thereto in
Section 4.5.1 of this Agreement.

        "Bill of Sale and Assignment" shall have the meaning ascribed thereto in Section 5.1.5 of this Agreement.

	"Broker" shall mean CB Commercial Real Estate Group Inc.

        "Business Day" shall mean a day that is not a Saturday, Sunday or legal holiday.

        "Buyer" shall have the meaning ascribed thereto in the preamble of this Agreement.

        "Buyer's Closing Conditions" shall have the meaning ascribed thereto in
Section 5.1 of this Agreement.

        "Buyer's Diligence Objection Letter" shall have the meaning ascribed thereto in Section 4.1.2 of this Agreement.

        "Buyer's Title Objection Letter" shall have the meaning ascribed thereto in Section 4.3.2 of this Agreement.

        "Change" shall have the meaning ascribed thereto in Section 7.10.1 of this Agreement.

        "Claims" shall mean claims (including, without limitation, claims for mechanic's liens or materialmen's liens), causes of action, demands, obligations, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements).

        "Closing" shall mean the recordation of each of the Deeds in the Official Records.

        "Closing Costs" shall have the meaning ascribed thereto in Section 6.6 of this Agreement.

        "Closing Date" shall mean the date upon which the Closing actually occurs.

        "Closing Statement" shall have the meaning ascribed thereto in Section
6.5.4 of this Agreement.

        "Commission" shall mean any broker's fee, finder's fee, commission or other similar compensation.

        "Contract Consents" shall have the meaning ascribed thereto in Section
4.4.2 of this Agreement.

        "Contracts" shall have the meaning ascribed thereto in Section 7.4 of this Agreement.

        "Deeds" shall have the meaning ascribed thereto in Section 4.3.3 of this Agreement.

        "Deposit" shall mean the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), together with any and all interest and dividends earned thereon.

        "Due Diligence Period" shall mean a period commencing on the Opening of Escrow and ending on the Due Diligence Termination Date.

        "Due Diligence Termination Date" shall mean the fifteenth (15th) day following the Opening of Escrow.

        "Earthquake Damage" shall have the meaning ascribed thereto in Section
4.5.1 of this Agreement.

        "Employees" shall have the meaning ascribed thereto in Section 8.3 of this Agreement.

        "Environmental Reports" shall mean all of the reports, documents and items listed on Exhibit "S" attached hereto.

        "Escrow" shall have the meaning ascribed thereto in Section 3 of this Agreement.

        "Escrow Agent" shall have the meaning ascribed thereto in the preamble of this Agreement.

        "Estoppel Certificate" shall have the meaning ascribed thereto in
Section 4.4.1 of this Agreement.

        "Execution Date" shall have the meaning ascribed thereto in the preamble of this Agreement.

        "Hazardous Substances" shall mean any chemicals, pollutants, contaminants, wastes, toxic substances or petroleum products defined in, governed under or regulated pursuant to any applicable federal, state or local laws or regulations relating to pollution, the protection of human health or the environment.

        "Improvements" shall mean all of Seller's right, title and interest in and to all buildings, improvements, structures and fixtures now or hereafter located on or in the Owned Parcels, including, without limitation, those certain buildings and structures currently being used for the operation of the those certain congregate care facilities commonly known as "Pacific Inn," "Nohl Ranch Inn" and "Prell Gardens."

        "Intangible Property" shall mean all of Seller's right, title and interest in and to that certain intangible property used by Seller exclusively in connection with the Real Property and/or the Personal Property, including, without limitation, all of Seller's right, title and interest, if any, in and to (i) the Ocean Lease and all Leases, Contracts, books, records, reports, test results, environmental assessments, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of the Real Property or the Personal Property; (ii) all trademarks and trade names, including, without limitation, all rights in and to the names "Pacific Inn," "Nohl Ranch Inn," "Prell Gardens" and "Ocean House;" (iii) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting the Real Property; and (iv) all transferable guarantees, warranties and utility contracts relating to the Real Property.

        "Land Parcels" shall mean, collectively, the Pacific Parcel, the Nohl Parcel, the Prell Parcel and the Ocean Parcel.

        "Leasehold Title Policy" shall have the meaning ascribed thereto in
Section 5.1.1 of this Agreement.

        "Leases" shall mean all leases, licenses, tenancies, concession agreements, subleases, and other occupancy agreements to which Seller is a party relating to the Properties (other than the Ocean Lease), including, without limitation, all amendments, modifications and guarantees thereof and options to renew or extend the term thereof, whether oral or written.

        "Management Agreement" shall have the meaning ascribed thereto in
Section 8.3 of this Agreement.

        "Manager" shall have the meaning ascribed thereto in Section 8.3 of this Agreement.

        "Nohl Parcel" shall mean that certain parcel of real property located in the City of Anaheim, County of Orange, State of California, as more particularly described on Exhibit "B" attached hereto and upon which the congregate care facility commonly known as "Nohl Ranch Inn" is located.

        "Nohl PTR" shall have the meaning ascribed thereto in Section 4.3.1 of this Agreement.

        "Non-Foreign Affidavit" shall have the meaning ascribed thereto in
Section 5.1.6 of this Agreement.

        "Notices" shall have the meaning ascribed thereto in Section 13.3 of this Agreement.

        "Ocean Consent" shall have the meaning ascribed thereto in Section
4.4.1 of this Agreement.

        "Ocean Lease" shall mean that certain Lease, dated as of July 15, 1983 (as amended, supplemented, modified and assigned), by and between (i) Abraham Rubin and Helen Rubin, collectively as the landlord, and (ii) Ocean House Investment Company, a general partnership, as the tenant.

        "Ocean Lease Assignment" shall have the meaning ascribed thereto in
Section 4.3.3 of this Agreement.

        "Ocean Parcel" shall mean that certain parcel of real property located in the City of Santa Monica, County of Los Angeles, State of California, as more particularly described on Exhibit "D" attached hereto and upon which the congregate care facility commonly known as "Ocean House" is located.

        "Ocean PTR" shall have the meaning ascribed thereto in Section 4.3.1 of this Agreement.

        "Ocean Release" shall have the meaning ascribed thereto in Section
4.4.1 of this Agreement.

        "Official Records" shall mean the Official Public Records of Real Property of Los Angeles and Orange Counties, California, as the case may be, depending on the location of the applicable Property.

        "Opening of Escrow" shall have the meaning ascribed thereto in Section 3 of this Agreement.

        "Owned Parcels" shall mean, collectively, the Pacific Parcel, the Nohl Parcel and the Prell Parcel.

        "Owner's Title Policies" shall have the meaning ascribed thereto in
Section 5.1.1 of this Agreement.

        "Pacific Parcel" shall mean that certain parcel of real property located in the City of Torrance, County of Los Angeles, State of California, as more particularly described on Exhibit "A" attached hereto and upon which the congregate care facility commonly known as "Pacific Inn" is located.

        "Pacific PTR" shall have the meaning ascribed thereto in Section 4.3.1 of this Agreement.

        "Permitted Exceptions" shall have the meaning ascribed thereto in
Section 4.3.2 of this Agreement.

        "Personal Property" shall mean all of Seller's right, title and interest in and to that certain tangible personal property, equipment and supplies either situated at the Real Property or used by Seller exclusively in connection with the operation, maintenance, construction or repair of the Real Property as of the Closing Date, including, without limitation, all personal property described on Exhibit "U" attached to this Agreement.

        "Preliminary Closing Statement" shall have the meaning ascribed thereto in Section 6.5.4 of this Agreement.

        "Prell Parcel" shall mean that certain parcel of real property located in the City of Van Nuys, County of Los Angeles, State of California, as more particularly described on Exhibit "C" attached hereto and upon which the congregate care facility commonly known as "Prell Gardens" is located.

        "Prell PTR" shall have the meaning ascribed thereto in Section 4.3.1 of this Agreement.

        "Prell Repairs" shall have the meaning ascribed thereto in Section
5.1.3 of this Agreement.

        "Prell Upgrade" shall mean, collectively, (i) the encapsulation of the sprayed-on acoustical material located in the Improvements on the Prell Parcel (as recommended on page S-17 of Exhibit "S" attached hereto) and (ii) the replacement of the roof (and removal of the three (3) existing roof membranes) on the Improvements on the Prell Parcel.

        "Properties" shall mean, collectively, the Owned Parcels, the Improvements, Seller's rights in, to and under the Ocean Lease, the balance of the Real Property, the Personal Property and the Intangible Property.

        "Property" shall mean, as applicable, either (i) an Owned Parcel (together with any Improvements, the balance of any Real Property, any Personal Property and any Intangible Property either located on or used in connection with such Owned Parcel) or (ii) Seller's rights in, to and under the Ocean Lease (together with the balance of any Real Property, any Personal Property and any Intangible Property either located on or used in connection with the Ocean Parcel).

        "Property Records" shall mean all files, records, reports, documents, books, correspondence and other written materials relating to the Properties, to the extent that the same are in the possession or the control of Seller.

        "PTRs" shall have the meaning ascribed thereto in Section 4.3.1 of this Agreement.

        "Purchase Price" shall mean the sum of THIRTY SIX MILLION THREE HUNDRED THOUSAND DOLLARS ($36,300,000.00), which shall be allocated among each of the Land Parcels as follows: (a) Five Million One Hundred Seventy Two Thousand Seven Hundred Fifty Dollars ($5,172,750.00) for the Seller's rights in, to and under the Ocean Lease and (b) Thirty One Million One Hundred Twenty Seven Thousand Two Hundred Fifty Dollars ($31,127,250.00) for the Owned Parcels.

        "Real Property" shall mean, collectively, Seller's rights in and to (i) the Owned Parcels, (ii) the Ocean Lease, (iii) the Improvements, (iv) all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land Parcels and the Improvements (such as heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land Parcels or the Improvements, and (v) all of the rights, privileges and easements appurtenant to or used in connection with the Land Parcels and the Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights, waste water capacity and water stock relating to the Land Parcels, all strips and gores, all of Seller's right, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights appurtenant, adjacent or connected to the Land Parcels.

        "Selected Bid" shall have the meaning ascribed thereto in Section 4.5.1 of this Agreement.

        "Seller" shall have the meaning ascribed thereto in the preamble of this Agreement.

        "Seller's Closing Conditions" shall have the meaning ascribed thereto in Section 5.3 of this Agreement.

        "Seller's Diligence Letter" shall have the meaning ascribed thereto in
Section 4.1.2 of this Agreement.

        "Seller's Knowledge" shall have the meaning ascribed thereto in Section
7.8 of this Agreement.

        "Seller's Title Letter" shall have the meaning ascribed thereto in
Section 4.3.2 of this Agreement.

        "Tax Requirements" shall have the meaning ascribed thereto in Section
8.6 of this Agreement.

        "Tenants" shall mean all of the tenants and/or occupants under the Leases.

	"Title Company" shall mean Stewart Title Guaranty Company.

        "Title Policies" shall mean, collectively, the Owner's Title Policies and the Leasehold Title Policy.

        "Work" shall have the meaning ascribed thereto in Section 4.5.1 of this Agreement.